EXHIBIT 99.1


                                 PRESS RELEASE


Majority of Rim Holdings Shareholders Sell Stock


Scottsdale, Arizona


June 22, 2004 - Shareholders holding a majority of the shares of Rim Holdings, Inc. (OTCBB:RIMI) have sold their shares to Best Development Company, Ltd. and an individual. The sellers and purchasers will be making their respective filings with the SEC as required by applicable law.


For more information, contact Christina Strauch: 480-970-3336